Exhibit 99.1
Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following tables include the net asset value of outstanding shares as of March 31, 2024 and as of December 31, 2023. The following table provides a breakdown of the major components of our Transactional Net Asset Value as of March 31, 2024 and as of December 31, 2023 ($ in thousands, except shares):

Components of Transactional Net Asset Value	March 31, 2024	December 31, 2023
Investments at fair value(1)	$884,377	$713,610
Cash and cash equivalents	412,388	18,007
Other assets	6,053	14,920
Line of credit(2)	—	(19,200)
Other liabilities	(8,531)	(17,485)
Accrued performance participation allocation	(1,508)	(1,508)
Management fee payable	—	—
Accrued shareholder servicing fees and distribution fees(3)	(1,308)	(770)
Transactional Net Asset Value	$1,291,471	$707,574
Number of outstanding shares	49,665,547	27,464,960

(1) Cost of $866,020 and $703,790 as of March 31, 2024 and December 31, 2023, respectively.

(2) On December 20, 2023, certain wholly-owned subsidiaries of KKR Private Equity Conglomerate LLC (the “Company”) entered into an unsecured, uncommitted line of credit, which was further amended on March 21, 2024, to provide for up to a maximum aggregate principal amount of $300 million with KKR Alternative Assets LLC, an affiliate of the Company. See our Annual Report on Form 10-K filed on March 25, 2024 for additional information.

(3) Shareholder servicing fees apply only to Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. Distribution fees apply only to Class S, Class U, Class R-S and Class R-U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. As of March 31, 2024, we accrued under GAAP $69,691 of shareholder servicing fees and distribution fees payable to the dealer manager related to the

Exhibit 99.1
Class R-D and Class R-U shares sold. As of December 31, 2023, we accrued under GAAP $40,309 of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class R-U shares sold.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of March 31, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$10	$10,503	$248,196	$1,032,662	$98	$1	$1	$1,291,471
Number of outstanding shares	386	402,685	9,502,499	39,756,187	3,710	40	40	49,665,547
Transactional Net Asset Value per Share as of March 31, 2024	$26.15	$26.08	$26.12	$25.97	$26.32	$26.32	$26.32

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of December 31, 2023 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$1,804	$115,195	$590,522	$51	$1	$1	$707,574
Number of outstanding shares	69,695	4,452,158	22,941,060	1,967	40	40	27,464,960
Transactional Net Asset Value per Share as of December 31, 2023	$25.88	$25.87	$25.74	$26.02	$26.02	$26.02

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

	March 31, 2024	December 31, 2023
GAAP Net Asset Value	$1,223,087	$668,036
Adjustment:
Accrued shareholder servicing fees and distribution fees	$68,384	$39,538
Transactional Net Asset Value	$1,291,471	$707,574

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of March 31, 2024 and as of December 31, 2023:

		As of March 31, 2024		As of December 31, 2023
Valuation Methodology	Unobservable Input(s) (1)	Weighted Average (2)	Range	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	7.0%	5.0% - 15.0%	7.4%	5.0% - 15.0%
	Weight Ascribed to Market Comparables	34.0%	6.3% - 100.0%	25.0%	0.0% - 50.0%
	Weight Ascribed to Discounted Cash Flow	52.4%	0.0% - 75.0%	40.2%	0.0% - 75.0%
	Weight Ascribed to Transaction Price/Other	13.6%	0.0% - 75.0%	34.8%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	15.0x	2.6x - 21.9x	14.6x	7.5x - 17.8x

Discounted Cash Flow	Weighted Average Cost of Capital	11.0%	8.4% - 17.9%	11.6%	8.5% - 18.2%
	Enterprise Value / LTM EBITDA Exit Multiple	14.1x	8.5x - 17.5x	14.9x	8.5x - 17.5x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Portfolio Company Values as of March 31, 2024	Portfolio Company Values as of December 31, 2023
Weighted Average Cost of Capital	0.25% decrease	+0.77%	+0.60%
	0.25% increase	-0.75%	-0.56%